Exhibit 5.1

March 10, 2020

Kitov Pharma Ltd.

One Azrieli Center, Round Building

Tel Aviv, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Kitov Pharma Ltd., a public company organized under the laws of the State of Israel (the “Company), in connection with the public offering by the Company of (A) a proposed maximum aggregate offering price of $8,000,000 of (i) units (the “Units”), with each Unit consisting of (x) one American Depositary Share (the “ADSs”), each ADS representing one (1) ordinary share of the Company, no par value per share (the “Ordinary Shares”), and (y) one ordinary warrant (the “Ordinary Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Ordinary Warrants, the “Ordinary Warrant ADSs”) and (ii) pre-funded units (the “Pre-funded Units” and, together with Units, the “Offering Units”), with each Pre-funded Unit consisting of (x) one pre-funded warrant (the “Pre-funded Warrants” and, together with the Ordinary Warrants, the “Offering Warrants”) to purchase one ADS (the ADSs issuable upon exercise of the Pre-funded Warrants, the “Pre-funded Warrant ADSs” and, together with Ordinary Warrant ADSs, the “Offering Warrant ADSs”) and (y) one Ordinary Warrant and (B) a proposed maximum aggregate offering price of $700,000 of warrants (the “Placement Agent Warrants” and, together with Offering Warrants, the “Warrants”) to purchase ADSs (the “Placement Agent Warrant ADSs” and, together with the Offering Warrant ADSs, the “Warrant ADSs”) to be issued to H.C. Wainwright & Co., LLC (the “Placement Agent”) as compensation for its services pursuant to a securities purchase agreement to be entered into by and between the Company and the Placement Agent, substantially in the form of which to be filed as Exhibit 10.21 to Company’s registration statement on Form F-1 (Registration Statement No. 333-235729) (the “Registration Statement”) pursuant to the Registration Statement, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 27, 2019, as thereafter amended or supplemented. The Offering Units, the ADSs, the Warrants and the Warrant ADSs are collectively referred to as the “Securities.” The ADSs will be issued pursuant to a Deposit Agreement dated as of November 25, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Owners and Holders (each as defined therein) from time to time of ADSs of the Company issued thereunder.

The Company has engaged the Placement Agent to act as exclusive placement agent in connection with a public offering of the Securities by the Company under the Registration Statement (the “Offering”). This opinion letter is rendered pursuant to Item 8(a) of Form F-1 promulgated by the Commission and Items 601(b)(5) and (b)(23) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement filed by the Company with the Commission and as to which this opinion is filed as an exhibit, the Company’s Amended and Restated Articles of Association, resolutions of the Board of Directors and Audit Committee which have heretofore been approved and relate to the Offering and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, (i) upon payment to the Company of the consideration in such amount and form as shall be determined by the Board or an authorized committee thereof, the Ordinary Shares underlying the ADSs, when issued and sold in the Offering as described in the Registration Statement, will be validly issued, fully paid and non-assessable, and (ii) the Ordinary Shares underlying the Warrant ADSs, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor as shall be determined by the Board or an authorized committee thereof, in accordance with and in the manner described in the Registration Statement and the applicable Warrants, will be validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

a.	We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.
b.	The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty and disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.
c.	The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.
d.	This opinion is being rendered solely in connection with the registration of the Offering and the offer, sale and issuance of the Securities, pursuant to the Registration Statement.
e.	You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable Prospectus) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Sincerely,

/s/ Law Office of Avraham Ben-Tzvi, Adv.